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                                                 EXHIBIT 20. (a).


                                OPTION AGREEMENT



This OPTION AGREEMENT ("Agreement") made and entered into the 3rd day of November, 1997, by and between Daugherty Resources, Inc. (the "Company") and Environmental Energy, Inc. ("Environmental").

                                   WITNESSETH

         WHEREAS, the Company's subsidiary, Daugherty Petroleum, Inc., ("DPI") and Environmental have this date entered into a letter agreement relative to Environmental drilling certain oil and gas wells with DPI.

         WHEREAS, the Company has agreed to issue, in return for Environmental participating in the drilling of oil and gas wells with DPI pursuant to said letter agreement, options ("Options") to Environmental to purchase up to an aggregate of six million shares (6,000,000) of Common Stock (the "Shares") of the Company.

         NOW, THEREFORE, in consideration of the premises, the agreements contained in the letter agreement dated November 3, 1997, and herein set forth, and other good and valuable consideration, the receipts and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. GRANT. Environmental is hereby granted the right to purchase, from the Company, at anytime commencing on the date of the issuance of the Option Certificate up to SIX MILLION (6,000,000) Shares subject to it having earned said options pursuant to the November 3, 1997 Letter Agreement (subject to adjustment as provided in Section 10 hereto) at an initial exercise price (subject to adjustment as provided in Section 10 hereof) of ONE DOLLAR AND NO/CENTS (US $1.00) per Share (the "Exercise Price"). Each Option will entitle Environmental or the registered holder thereof to purchase one Share at the Exercise Price. The Options will be issued on this Agreement and each Option shall be exercisable commencing on date of the issuance of the Option Certificate. The Options shall expire five years from the date of the issuance of the initial Option Certificate.

         2. OPTION CERTIFICATES. The options certificates (the "Option Certificates") to be delivered pursuant to this Agreement shall be in the form set forth in Exhibit A attached hereto and made a part hereof, with such appropriate insertions, omissions, substitutions, and other variations as required or permitted by the Agreement.

         3. REGISTRATION OF OPTIONS. The Options shall be numbered and registered on the books of the Company when issued.


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         4. EXERCISE OF OPTION - METHOD. The Options are initially exercisable at the Exercise Price times the number of Shares (subject to adjustment as provided in Section 10 hereof) set forth in Section 8 hereof payable by certified or official bank check or wire transfer in New York Clearing House funds. Upon surrender of a Option Certificate with the annexed Form of Election to Purchase duly executed, together with payment of the appropriate aggregate Exercise Price for the Shares purchased at the Company's principal offices, presently located at 120 Prosperous Place, Suite 201, Lexington, Kentucky 40509, the registered holder of a Option Certificate ("Holder" or "Holders") shall be entitled to receive a certificate or other evidence of ownership for the Shares so purchased. The purchased rights represented by each Option Certificate are exercisable at the option of the Holder thereof, in whole or in part. In the case of the purchase of less than all the Shares purchasable under any Option Certificate, The Company shall cancel said Option Certificate upon the surrender thereof and shall execute and deliver a new Option Certificate of like tenor for the balance of the Shares purchasable thereunder.

         5. ISSUANCE OF CERTIFICATES. Upon exercise of the Options by the Holder, the Company shall issuance of certificates for Shares or other securities, properties or rights underlying such Options forthwith (and in any event with ten (10) business days thereafter) without charge to the Holder thereof of fees or expenses associated with the issuance thereof.

         6. TRANSFER OF OPTIONS. The Options shall be transferable only on the books of the Company maintained at its principal office, upon delivery thereof duly endorsed by the Holder or by his duly authorized attorney or representative accomplished by proper evidence of succession, assignment or authority to transfer. Upon any registration transfer, the Company shall execute and deliver any new Options to the person entitled to them.

         7. RESTRICTION ON TRANSFER OF OPTIONS. The Holder of a Option Certificate, by his acceptance thereof, covenants and agrees that the Options are being acquired as an investment and not with a view to the distribution thereof, and that the Options may not be sold, transferred, assigned, hypothecated or otherwise disposed of ( a "Transfer"), in whole or in part, except by will or operation of law, pursuant to an effective registration statement under the Securities Act of 1933, (the "Act") or pursuant to an exemption from registration under the Act. The Holder further agrees that the Option Certificate shall contain the following restrictive legend:

                  "THE OPTIONS REPRESENTED BY THIS CERTIFICATE AND THE OTHER SECURITIES ISSUABLE UPON EXERCISE THEREOF HAVE NOT BEEN REGISTERED MAY NOT BE OFFERED OR SOLD, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER SUCH ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL FOR THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE OR (iv) BY WILL OR OPERATION OF LAW."




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         8. EXERCISE PRICE AND NUMBER OF SECURITIES. Except as otherwise provided in Section 10 hereof, each of the Options is exercisable to purchase one Share at an initial exercise price equal to the Exercise Price. The Exercise Price and the number of Shares for which the Option may be exercised shall be the price and number of Shares, which shall result from time to time for any and all adjustments in accordance with the provisions of Section 10.

         9. REGISTRATION RIGHTS.

            9.1 While Daugherty Resources, Inc. is not required to register the Options or the underlying Common Stock; in the event that Daugherty Resources, Inc. files a stock registration statement during the period when the Stock is restricted, the holders of the restricted Stock will have "piggyback" rights to participate in the registration, subject to the following terms and conditions:

                (a) If at any time, during the period when the Stock is restricted, Daugherty Resources, Inc. files for registration of its Common Stock or Preferred Stock under the Securities Act of 1933 (the "Act"), in connection with the public offering of such securities solely for cash on a form that would also permit the registration of the restricted Stock, Daugherty Resources, Inc. will use its best efforts to cause all of the restricted Stock; to be registered subject to the provisions of Section 9.2 and 9.3,

            9.2 Whenever required under this Section to use its best efforts to effect the registration of any restricted Stock, Daugherty Resources, Inc. will, as expeditiously as reasonably possible:

                (a.) Prepare and file with the Securities and Exchange Commission ("SEC") a registration statement with respect to such restricted Stock and use its best efforts to cause such registration statement to become effective and remain effective; provided, however, that in connection with any proposed registration intended to permit an offering of any securities from time to time (i.e., a so-called "shelf registration"), Daugherty Resources, Inc. shall in no event be obligated to cause any such registration to remain effective for more than one hundred eighty (180) days;
                      (b.) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement; (c.) Furnish to the holders of the restricted Stock such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Stock owned by them;
                      (d.) Use its best efforts to register and qualify the securities covered by the registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably appropriate for the distribution of the securities covered by the registration statement, provided that


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                      Daugherty Resources, Inc. shall not be required in
                      connection herewith or as a condition hereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, and further provided that if any jurisdiction in which the securities will be qualified shall require that expenses incurred in connection with the qualification of the securities in that jurisdiction be borne by the selling shareholders pro rata, to the extent required by such jurisdiction;


             9.3 In connection with any offering involving an underwriting of shares being issued by Daugherty Resources, Inc., Daugherty shall not be required to include any of the restricted Stockholders' Stock in such underwriting unless they accept the terms of the underwriting as agreed upon between Daugherty Resources, Inc. and the underwriters selected by it, and then only in such quantity as will not, in the written opinion of the underwriters, jeopardize the success of the offering by Daugherty Resources, Inc. If the total amount of restricted Stock to be included in such offering exceeds the amount of securities that the underwriters reasonably believe compatible with the success of the offering, Daugherty Resources, Inc. shall only be required to include in the offering so many of the securities of the restricted Stockholders as the underwriters believe will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling restricted Stockholders according to the total amount of securities owned by said selling restricted Stockholders, or in such other proportions as shall mutually be agreed to by such selling restricted Stockholders), provided that no such reduction shall be made with respect to any securities offered by Daugherty Resources, Inc.


         10. ADJUSTMENTS TO EXERCISE PRICE AND NUMBER OF SHARES. The Exercise Price in effect at any time and the number and kind of securities purchasable upon the exercise of the Options or the securities underlying the Options shall be subject to adjustment from time to time upon the happening of certain events as follows:

             10.1 SUBDIVISION AND COMBINATION. In event that the Company shall (I) declare a dividend or make a distribution on its outstanding Shares;
(ii) subdivide or reclassify its outstanding Shares into a greater number of Shares; or (iii) combine or reclassify its outstanding Shares into a small number of Shares, the Exercise Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Exercise Price, by a fraction, the denominator of which shall be the number of Shares outstanding after giving effect to such action, and the numerator of which shall be the number of Shares outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur. In addition, if the Company shall issue by reclassification of its Shares, or securities of the Company, then the number of Shares purchasable upon the exercise of each Option shall be adjusted so that the Holder shall be entitled to receive the kind and number of Shares and other securities of the Company which


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such Holder would have owned or would have been entitled to receive immediately after the happening of such event or any record date with respect thereto.

             10.2 ADJUSTMENT IN NUMBER OF SECURITIES. Upon each adjustment of the Exercise Price pursuant to the provisions of this Section 10, the number of Option Securities issuable upon the exercise at the adjusted Exercise Price, of each Option, shall be adjusted up to the nearest whole number of Shares by multiplying a number equal to the Exercise Price, in effect immediately prior to such adjustment by the number of the applicable Option Securities issuable upon exercise of the Options immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

             10.3 DEFINITION OF SHARES. For the purposes of this Agreement, the term "Shares" shall mean the (i) class of stock of the Company designated as Ordinary Shares in the Company's Articles as of the date hereof, and (ii) any other class of stock resulting form successive changes or reclassification of such Shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value.

             10.4 MERGER OR CONSOLIDATION; SALE OR CONVEYANCE. In case of any consolidation of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger, which does not result in any reclassification or change of the outstanding Shares, or a sale of all or substantially all of the Company's property, assets or business as an entity, the corporation formed by such consolidation or merger, or the purchaser in such sale or conveyance, shall execute and deliver to each Holder a supplemental option agreement providing that the Holder of each Option then outstanding shall have the right thereafter (until the expiration of such Option) to receive, upon exercise of such Option, the kind and amount of membership interests, shares of stock and other securities and property receivable upon such consolidation or merger, sale or conveyance to which the Holder would have been entitled if the Holder had exercised such Option immediately prior to such consolidation or merger, or sale or conveyance. Such supplemental option agreements shall provided for adjustments that shall be identical to the adjustments provided in this Section 10. The above provision of this subsection shall similarly apply to successive consolidations and mergers, and sales and conveyances.

             11. EXCHANGE AND REPLACEMENT OF OPTION CERTIFICATES. Each Option Certificate is exchangeable, without expense, upon the surrender thereof by the registered Holder at the principal executive office of the Company for a new Option Certificate of like tenor and date representing in the aggregate the right to purchase the same number of Option Securities in such denominations as shall be designated by the Holder thereof at the time of such surrender.

             Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Option Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it and reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of the Options, if mutilated, the Company will make and deliver a new Option Certificate of like tenor, in lieu thereof.


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             12. FRACTIONAL INTERESTS. The Company shall not be required to issue certificates or other evidence of ownership representing fractions of Shares or Other Securities upon the exercise of the Options, nor shall it be required to issue scrip or pay cash in lieu of such fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of Shares or other securities, properties or rights.

             13. RESERVATION AND LISTING OF SECURITIES. The Company shall at all times reserve and solely for the purpose of issuance upon the exercise of the Options, such number of Shares or other securities, properties or rights as shall be issuable upon the exercise thereof and upon the exercise of any other exercisable or convertible securities underlying the Options. Every transfer agent and option agent (collectively "Transfer Agent") for the Shares and other securities of the Company issuable upon the exercise of the Options will be irrevocably authorized and directed at all times to reserve such number of Shares and other securities as shall be requisite for such purpose. The Company will keep a copy of this Agreement on file with every Transfer Agent for the Shares and other securities of the Company issuable upon the exercise of the Options. The Company will supply every such Transfer Agent with duly executed stock and other certificates or evidence of ownership, as appropriate, for such purpose. The Company covenants and agrees that, upon each exercise of the Options and payment of the Holders Securities Exercise Price, all Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid, non-assessable and not subject to the preemptive or similar rights of any member of the Company. As long as the Options shall be outstanding, the Company shall use its best efforts to cause all and other securities issuable upon the exercise of the Options and the securities underlying the securities issuable upon exercise of the Options to be listed and/or quoted (subject to official notice of issuance) on all securities exchanges or securities associations on which the Shares or other securities issued to the public in connection with the Company's initial public offering may then be listed and/or quoted.

             14. NOTICES TO OPTION HOLDERS. Nothing contained in this Agreement shall be construed as conferring upon the Holders of the Options the right to vote or to consent or to receive notice as a member in respect of any meetings of members for the election of managers, officers or directors or any other matter, or as having any rights whatsoever as a member of the Company. If, however, at any time prior to the expiration of the Options and their exercise, any of the following events shall occur:

                 (a) the Company shall take a record of its members or of the holders of its for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of current or retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company; or

                 (b) the Company shall offer to all the holders of its any additional membership interests of any class or other securities issued or to be issued by the Company, or securities convertible into or exchangeable for membership interests of any class or other securities issued or to be issued by the Company, or any option, right or option to subscribe therefor; or


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                 (c) a dissolution, liquidation or winding up of the Company
(other than in connection with a consolidation or merger) or a sale or conveyance of all or substantially all of its property, assets and business as an entirety shall be proposed; then in any one or more of said events, the Company shall give written notice to the registered holders of the Options of such event at least thirty (30) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the members entitled to such dividend, distribution, convertible or exchangeable securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of closing the transfer books, as the case may be. Failure to give such notice or any defect therein shall not affect the validity of any action taken in connection with the declaration or payment of any such dividend, or the issuance of any convertible or exchangeable securities, or subscription rights, options or options, or any proposed dissolution, liquidation, winding up or sale.

             15. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly made and sent when delivered, or five (5) days after mailing by registered or certified mail, return receipt requested:

                 (a) if to the registered Holder of the Options, to the address of such Holder as shown on the books of the Company; or

                 (b) if to the Company, to the address set forth in Section 4 hereof or to such other address as the Company may designate by notice to the Holders.

             16. SUPPLEMENTS, AMENDMENTS, ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and may not be modified or amended except by a writing duly signed by the party against whom enforcement of the modification or amendment is sought. The Company and the Holders may from time to time supplement or amend this Agreement without the approval of any holders of Option Certificates (other than the Placement Agent) in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any provisions herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Holders may deem necessary or desirable and which the Company and the Holders deem shall not adversely affect the interests of the holders of Option Certificates.

             17. SUCCESSORS. All of the covenants and provisions of this Agreement shall be binding upon and inure to the benefit of the Company, the Holders and their respective successors and assigns hereunder.

             18. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All statements in any schedule, exhibit or certificate or other instrument delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated by this Agreement, shall be deemed to be representations and warranties hereunder. Notwithstanding any investigations made by or on behalf of the parties to this Agreement, all representations, warranties and agreements made by the parties to this Agreement or pursuant hereto shall survive.


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             19. GOVERNING LAW, SUBMISSION TO JURISDICTION. This Agreement and
each Option Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Kentucky and for all purposes shall be construed in accordance with the laws of said State without giving effect to the rules of said State governing the conflicts of laws.

             20. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement.

             21. CAPTIONS. The caption headings of the Sections of this Agreement are for convenience of reference only and are not intended, nor should they be construed as, a part of this Agreement and shall be given no substantive effect.

             22. BENEFITS OF THIS AGREEMENT. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company and the Holders and any other registered holder(s) of the Option Certificates or Option Securities any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of the Company and the Holders and any other holder(s) of the Option Certificates or Option Securities

             23. COUNTERPARTS. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

          IN WITNESS OF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

          DAUGHERTY RESOURCES, INC.



          By: /s/ William S. Daugherty
              -------------------------------
               William S. Daugherty
               President


          ENVIRONMENTAL ENERGY, INC.



          By: /s/ Larry Crowder
              -------------------------------
              Larry Crowder
              President




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